Exhibit 10.74

Final

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIODES INCORPORATED

DIODES CAYMAN ISLANDS COMPANY LIMITED

AND

BCD SEMICONDUCTOR MANUFACTURING LIMITED

Dated as of December 26, 2012

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 26, 2012 (this “Agreement”), by and among DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Diodes”), DIODES CAYMAN ISLANDS COMPANY LIMITED, an exempted company incorporated in the Cayman Islands with number 274088 and a wholly-owned subsidiary of Diodes (“Merger Sub”), and BCD SEMICONDUCTOR MANUFACTURING LIMITED, an exempted company incorporated in the Cayman Islands (the “Company”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

RECITALS

WHEREAS, the Parties intend to effect a merger (the “Merger”) in which Merger Sub will be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein (subject to exceptions as stated in the Cayman Plan of Merger);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each ordinary share, par value $0.001 per share, of the Company will be converted into the right to receive the Per Share Merger Consideration;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Diodes and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend the approval and authorization of this Agreement and the Cayman Plan of Merger by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Diodes and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved the execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby, including the Merger, and Diodes has procured the passing of a resolution of the sole shareholder of Merger Sub approving and authorizing this Agreement and the Cayman Plan of Merger in accordance with the Cayman Companies Law;

WHEREAS, Diodes intends to enter into Voting Agreements with certain of the shareholders of the Company pursuant to which such shareholders, on the terms and subject to the conditions set forth herein, have agreed to vote or cause to be voted all of the Shares beneficially owned by such shareholders for the approval and adoption of the Merger, this Agreement and any related action reasonably required in furtherance thereof; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Law, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Cayman Companies Law as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to ARTICLE IX hereof or unless another time or date is agreed to in writing by the Parties hereto. The Closing shall be held at the offices of Sheppard Mullin Richter & Hampton, LLP, 379 Lytton Avenue, Palo Alto, California 94301, unless another place is agreed to in writing by the Parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. On or prior to the Closing, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) substantively in the form contained in Exhibit 1 hereto and the Parties hereto shall file the Cayman Plan of Merger and other documents required to effect the Merger by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law. The Merger shall become effective on the date when the Cayman Plan of Merger is registered by the Registrar of Companies of the Cayman Islands, or on such later date (being not later than the 90th day after the date of such registration) as specified in Section 5 of the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5 The Memorandum and Articles of Association. At the Effective Time, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Corporation (except that, at the Effective Time, the memorandum and articles of association of the Surviving Corporation shall be amended to show the name of the corporation as “BCD Semiconductor Manufacturing Limited,” and all references in the memorandum and articles of association to the authorized capital of the Surviving Corporation shall be amended to correctly describe the authorized capital of the Surviving Corporation immediately following the Effective Time) (the “Memorandum and Articles of Association”) until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers. The Parties shall take all actions necessary so that the directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, unless otherwise determined by Diodes prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

ARTICLE II

Effect of Merger on Share Capital

Section 2.1 Effect on Issued Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Diodes, Merger Sub or the shareholders of the Company:

(a) Merger Consideration. Each ordinary share, par value $0.001 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing six (6) Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be cancelled in exchange for the right to receive US $1.33-1/3 in cash per Share without interest payable in the manner provided herein (the “Per Share Merger Consideration”). As each ADS represents six (6) Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US $8.00 in cash without interest payable in the manner provided herein (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement. At the Effective Time, all of the Shares, including Shares represented by ADSs and Excluded Shares, shall cease to be outstanding, shall be cancelled and shall cease to exist, and the register of members of the Company will be amended accordingly. Each Share (other than each Excluded Share) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, each Dissenting Share shall thereafter represent only the right to receive the applicable payments set forth in Section 2.1(j), and each Share and ADS owned by Diodes shall be treated pursuant to Section 2.1(b). For purposes of this Agreement, “Excluded Shares” means, collectively, (i) Shares and ADSs owned by Diodes and (ii) Shares owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law (the “Dissenting Shares,” and holders of the Dissenting Shares, the “Dissenting Shareholders”). In the event that the Company changes the number of Shares or securities convertible into or exchangeable or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, share subdivision (including a reverse stock split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or any other similar transaction, the Per Share Merger Consideration, the Per ADS Merger Consideration, and any other amounts payable pursuant to Section 2.2 shall be appropriately adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration and the Per ADS Merger Consideration.

(b) Cancellation of Excluded Shares. Each of the Excluded Shares, other than Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor, and the register of members of the Company will be amended accordingly. Each of the Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding, shall be cancelled in accordance with Section 238(15) of the Cayman Companies Law and shall cease to exist, in consideration for the right to receive the fair value of such Dissenting Share as provided in Section 2.1(j), and the register of members of the Company will be amended accordingly.

(c) Merger Sub. At the Effective Time, each share, par value US $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and non-assessable share, par value US $0.001 per share, of the Surviving Corporation. Such shares shall be the only issued and outstanding share capital of the Surviving Corporation and the Surviving Corporation shall make entries in its register of members to reflect the holder of shares of Merger Sub immediately prior to the Effective Time as the holder of shares of the Surviving Corporation after the Effective Time.

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders of the Company who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) such shareholder has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, or (ii) notice of the Company Shareholders Meeting has been sent to such shareholder and has been returned undelivered. Any Company shareholder who is untraceable or deemed untraceable and who requests payment for the Per Share Merger Consideration subsequent to the Effective Time but within the time limits set forth in Section 2.1(h) shall be advised to contact the Surviving Corporation.

(e) Paying Agent. At the Effective Time, Diodes shall deposit, or shall cause to be deposited, with a bank or trust company selected by it with the Company’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient for the Paying Agent to make full and timely payments under Section 2.1(a) and Section 2.1(j) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Shareholder effectively withdraws or loses its rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, (i) such Dissenting Shares shall cease to be Excluded Shares and (ii) Diodes shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Shareholder has withdrawn or lost its rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Diodes prior to the Effective Time and by the Surviving Corporation after the Effective Time; provided that Diodes or the Surviving Corporation, as applicable, shall not direct the Paying Agent to make any such investments that are speculative in nature. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 2.1(a) and Section 2.1(j) shall be returned to the Surviving Corporation in accordance with Section 2.1(h), and the Surviving Corporation or Diodes shall pay all charges and expenses of the Paying Agent. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make full and timely cash payments under Section 2.1(a) and Section 2.1(j), Diodes shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 2.1(a) and Section 2.1(j), and the Surviving Corporation and Diodes shall in any event remain liable for the full and timely payments under Section 2.1(a) and 2.1(j).

(f) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of record holders and (y) three (3) Business Days in the case of the Depositary on behalf of beneficial holders holding through brokers, nominees, custodians or through a third-party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying how the payment of amounts due from the Exchange Fund to registered holders of the Shares (other than holders of Excluded Shares) shall be effected, such letter of transmittal to be in such form and have such other provisions as Diodes and the Company may reasonably agree; and (ii) instructions for effecting the surrender of share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificate as provided in Section 2.1(i)) in exchange for the Per Share Merger Consideration. Upon surrender of a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.1(i)) to the Paying Agent in accordance with the terms of such letter of transmittal, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (“Uncertificated Shares”) (in each case, excluding any Excluded Shares) shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.1(i)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Diodes and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be paid in respect of such Shares may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented and surrendered to the Paying Agent, or in the case of Uncertificated Shares, sufficient documentation with respect to the ownership of such Uncertificated Shares by the transferee, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(g) Transfers. From and after the Effective Time, no transfers of Shares shall be effected in the register of members of the Company. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Diodes or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Shares evidenced by such Share Certificate is entitled pursuant to this Section 2.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Section 2 shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Section 2 upon due surrender of its Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.1(i)), or in the case of Uncertificated Shares, sufficient documentation with respect to the ownership of such Uncertificated Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Diodes, the Paying Agent, the Depositary, the Company or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Diodes or by the Paying Agent, the granting of an indemnity and/or the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Diodes or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a check in the amount equal to (x) the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(j) Dissenters’ Rights. No Person who has validly exercised such Person’s rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s rights to dissent from the Merger under the Cayman Companies Law. Each Dissenting Shareholder shall be entitled to receive only the fair value of such Shares owned by such Dissenting Shareholder as determined in accordance with the procedure in Section 238 of the Cayman Companies Law. The Company shall give Diodes (i) prompt notices of objection, notices of dissent, written demands for appraisal, attempted withdrawals of such notices or demands, and any other instruments served pursuant to the Cayman Companies Law that are received by the Company relating to Company shareholders’ rights to dissent from the Merger; and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenter rights under the Cayman Companies Law. The Company shall not, except with the prior written Consent of Diodes, voluntarily make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(k) Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the Deposit Agreement in accordance with its terms.

(l) Agreement of Fair Value. Diodes, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 2.2 Company Stock Options.

(a) The Company shall take such action, including providing any notices and obtaining any Consents, as shall be required:

(1) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options that are outstanding immediately prior to the Effective Time (without regard to the exercise price thereof); and

(2) to cause each outstanding Company Stock Option upon such cancellation to represent as of the Effective Time solely the right to receive from Diodes, in accordance with this Section 2.2, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Company Stock Option and to no longer represent the right to purchase Shares or any other equity security of the Company, Diodes, the Surviving Corporation or any other Person or any other consideration.

(b) Each holder of a Company Stock Option shall receive from Diodes, in respect and in consideration of each Company Stock Option so cancelled, promptly following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of the Shares issuable upon exercise of such Company Stock Option, multiplied by (ii) the total number of Shares issuable upon exercise of such Company Stock Option, without any interest thereon (the “Option Consideration”). The Option Consideration shall be delivered to the recipient thereof promptly following the Effective Time through (x) the Company’s payroll system or (y) if such recipient is not employed by the Company on such date, by check or wire transmittal, as elected by the recipient, or other means in compliance with the Legal Requirements of the jurisdiction where such recipient is subject to. In the event that the per share exercise price of any Company Stock Option is equal to or greater than the Per Share Merger Consideration, such Company Stock Option shall be cancelled without consideration therefor and shall have no further force or effect.

(c) As soon as reasonably practicable following the execution of this Agreement, the Company shall notify each Person who is a holder of a Company Stock Option regarding the treatment of such security pursuant to this Section 2.2, including a description of the payment, if any, for, and instructions for use in obtaining payment for, such cancelled security.

Section 2.3 Company Warrants. As soon as reasonably practicable following the execution of this Agreement (but no later than 30 days prior to the Effective Time), the Company shall notify the holders of warrants to purchase Shares (such warrants, the “Company Warrants”) regarding the Transactions contemplated by this Agreement, including the Merger. The holders of Company Warrants shall thereafter have up until the day before the Effective Time to exercise such Company Warrants, it being understood that (i) holders of Company Warrants who have exercised Company Warrants shall be issued Shares pursuant to the Company Warrants and treated pursuant to Section 2.1 of this Agreement and (ii) all outstanding Company Warrants that have not been exercised prior to the Effective Time shall expire at the Effective Time.

Section 2.4 Cancellation of Options, Warrants and Rights. Except as specifically set forth in Sections 2.2 and 2.3, any equity securities of any class of the Company, and any securities exchangeable into or exercisable for such equity securities (including options, warrants, calls, rights, commitments or Contracts obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company) and any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, if any, shall be canceled and extinguished at the Effective Time. Subject to the review and approval of Diodes, which approval shall not be unreasonably withheld, the Company shall take all actions necessary to effect the provisions set forth in this Section 2.4, including without limitation any necessary amendments to any Contracts or other instruments and the delivery of all required notice, as applicable.

ARTICLE III

Representations and Warranties of the Company

Except (x) as may be disclosed in the Company Reports filed or furnished with the SEC prior to the date of the Agreement (excluding, in each case, any nonspecific disclosures set forth in any risk factor section to the extent they are general, nonspecific and forward-looking statements or cautionary or forward-looking in nature) or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to Diodes by the Company on the date of the Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Diodes and Merger Sub that:

Section 3.1 Organization, Good Standing and Qualification. The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands. Each of the Company’s Subsidiaries is an independent legal Person duly organized, validly existing and in good standing under the Laws of the place of its establishment or incorporation. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted under the Laws of the place of its establishment or incorporation and is qualified to do business and in good standing as a foreign corporation or other legal entity under the Laws of the places where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.2 Capital Structure.

(a) The authorized share capital of the Company consists of $1,050,000 divided into 1,000,000,000 Shares of a par value of US $0.001 and 50,000,000 Preference Shares of a par value of US $0.001, of which 106,854,744 Shares and no Preference Shares are issued and outstanding as of December 21, 2012. Of the total number of issued and outstanding Shares as of December 21, 2012, 70,764,744 Shares are represented by ADSs. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of December 21, 2012, there are 9,177,886 Shares reserved for outstanding Company Stock Options and 12,500 Shares reserved for Company Warrants. Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly-owned Subsidiaries, which are set forth in Exhibit 8 included in the Company’s annual report on Form 20-F for the year ended December 31, 2011, has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary, free and clear of any Liens. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Each Company Stock Option (A) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the applicable equity incentive plan, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (C) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Stock Option.

Section 3.3 Corporate Authority; Approval and Fairness; No Violations.

(a) The Company has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions contemplated hereby in accordance with the terms hereof, subject only to approval and authorization of this Agreement and the Cayman Plan of Merger by the affirmative vote of the holders of two-thirds (2/3) or more of the Shares present and voting in person or by proxy at a meeting of the shareholders of the Company conducted in accordance with the Cayman Companies Law (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company Board has (A) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (B) approved and declared advisable this Agreement, the Merger and the other Transactions contemplated hereby and (C) resolved to give its unanimous recommendation that the Company’s shareholders approve and authorize this Agreement and the Cayman Plan of Merger (the “Company Board Recommendation”). The Company Board has directed that this Agreement and the Cayman Plan of Merger be submitted to the holders of Shares for their approval and authorization.

(c) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger or the other Transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, any provision (x) of the Memorandum and Articles of Association or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (B) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions contemplated hereby) that the matters referred to in Section 3.4 are complied with and the Company Shareholder Approval is obtained, any Law to which the Company or any of its Subsidiaries is subject, (C) a default under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or an acceleration of the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract or require any Consent under any such Contract, (D) the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (B), clause (C) or clause (D) above, for any such breach, violation, default, creation or acceleration that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.4 Government Approvals. Except for (A) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the furnishing of Form 6-K with the Company proxy statement relating to the Merger (including any amendment or supplement thereto) to be sent to the Company shareholders in connection with the Merger and the other Transactions contemplated hereby (the “Company Proxy Statement”)), (B) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, (C) if applicable, any required Consent or approval of, or filing with any applicable Governmental Antitrust Entity, and (D) all required filings with and Consents required (i) from the relevant China tax authority under GuoShuiHan [2009] Circular 698, (ii) under the PRC Anti-Monopoly Law, which became effective on August 1, 2008, and the related publicly available rules, regulations and guidelines issued by various PRC Governmental Entities, and (iii) under the Notice on Establishing National Security Review Mechanism for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and related regulations issued by China’s State Council in 2011, no Consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for those that the failure to make or obtain are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially delay or impede the Closing. The Company has no secured creditors whose approval of the Merger is required under the laws of the Cayman Islands.

Section 3.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act, since January 5, 2011 (the “Applicable Date,” and the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of the Agreement, including any amendments thereto, the “Company Reports”). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of the Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of the Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of the Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of the Agreement, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with U.S. GAAP, Regulation S-X and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other Persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Account Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the internal control over financial reporting utilized by the Company and its Subsidiaries.

Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the Company Reports, from December 31, 2011, to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto), and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or any of its Subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on the Company;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(c) any waiver or compromise by the Company or any of its Subsidiaries of (i) a debt owed to it or (ii) a valuable right to which it is entitled, if the amount, in the aggregate, exceeds $100,000;

(d) any satisfaction or discharge of any Lien, claim, or encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except in the ordinary course of business or the satisfaction or discharge of which would not have a Material Adverse Effect on the Company;

(e) any material change to a Material Contract by which the Company or any of its Subsidiaries or any of their respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company or any of its Subsidiaries, with respect to any of their respective material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Company’s or such Subsidiary’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the method of accounting, accounting practice or the identity of auditors of the Company or any of its Subsidiaries;

(i) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of the Company or any of its Subsidiaries or any purchase, redemption or agreements to purchase or redeem by the Company or any of its Subsidiaries of any shares of capital stock or other securities;

(j) any sale, issuance or grant, or authorization of the issuance of equity securities of the Company or any of its Subsidiaries, except pursuant to existing stock option plans of the Company or any of its Subsidiaries;

(k) any amendment to any Company Constituent Instruments, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any of its Subsidiaries;

(l) any creation of any Subsidiary of the Company or acquisition by the Company or any of its Subsidiaries of any equity interest or other interest in any other Person;

(m) any material Tax election by the Company or any of its Subsidiaries;

(n) any commencement or settlement of any Actions by the Company or any of its Subsidiaries; or

(o) any negotiations, arrangement or commitment by the Company or any of its Subsidiaries to do any of the things described in this Section 3.6.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of the Company) due after the date of the Agreement, other than (a) those set forth or adequately provided for in the Company Balance Sheet, (b) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under U.S. GAAP, (c) those incurred in the ordinary course of business since the Company Balance Sheet date; (d) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (e) those incurred in connection with the execution of this Agreement.

Section 3.8 Litigation. To the Knowledge of the Company, as of the date of the Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against or affecting the Company, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their properties, before or by any Governmental Entity which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, have or reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of the Agreement, there is no Judgment imposed upon the Company, any of its officers or directors (in their capacities as such), any of its Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of the Agreement, neither the Company, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under the securities laws of any Governmental Entity or a claim of breach of fiduciary duty.

Section 3.9 Licenses, Permits, Etc. The Company and its Subsidiaries possess or will possess prior to the Closing all Material Permits. Such Material Permits are described or set forth on Section 3.9 of the Company Disclosure Schedule. True, complete and correct copies of the Material Permits issued to the Company and its Subsidiaries have previously been delivered to Diodes. All such Material Permits are in full force and effect. Unless otherwise stipulated herein or disclosed in the Company Reports, the Company, its Subsidiaries and each of their respective officers, directors, employees, Representatives and agents have complied with all terms of such Material Permits except where instances of such noncompliance have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and they will take any and all actions reasonably necessary to ensure that all such Material Permits remain in full force and effect and that the terms of such Material Permits are not violated through the Closing Date. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any of such Material Permits and no event has occurred and no condition exists which, with the giving of notice or the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the Transactions or compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Material Permit applicable to the business of the Company and its Subsidiaries.

Section 3.10 Title to Properties.

(a) Real Property. Section 3.10(a) of the Company Disclosure Schedule contains an accurate and complete list and description of (i) all real properties with respect to which the Company directly or indirectly holds valid land use rights as well as any other real estate that is in the possession of or leased by the Company and its Subsidiaries and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed (the “Real Estate Leases”). Neither the Company nor any of its Subsidiaries is in default under any of the Real Estate Leases, except where such defaults have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the officers of the Company are not aware of any default by any of the lessors thereunder.

(b) Tangible Personal Property. The Company and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all material tangible personal property used in the conduct of their business, including the tangible personal property reflected in the Company Financial Statements and material tangible personal property acquired since December 31, 2011 (collectively, the “Tangible Personal

Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in a condition materially adequate and suitable for the purposes for which it is presently being used, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws. Neither Company nor any of its Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property.

(c) Accounts Receivable. The accounts receivable of the Company and each of its Subsidiaries reflected on the Company Financial Statements and created after December 31, 2011 are bona fide accounts receivable created in the ordinary course of business.

Section 3.11 Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries collectively own or are validly licensing or otherwise have the right to use any patents, trademarks, trade names, service marks, domain names, copyrights, Trade Secrets, and computer software programs, which are material to the conduct of their business as currently conducted or planned to be conducted as described in Section 3.11 of the Company Disclosure Schedule taken as a whole (the “Intellectual Property Rights”). No claims are pending or, to the Knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries is infringing or otherwise misappropriating the rights of any third party with regard to any Intellectual Property Right. To the Knowledge of the Company, no third party is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or its Subsidiary in a manner that materially adversely affects or can reasonably be expected so to affect the conduct of the business currently being conducted or planned to be conducted as described in Section 3.11 of the Company Disclosure Schedule by the Company and its Subsidiaries taken as a whole.

Section 3.12 Taxes.

(a) The Company and its Subsidiaries have timely (taken into account any valid extensions) filed, or have caused to be timely (taken into account any valid extensions) filed on their behalf, all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that included on a consolidated basis) the Company and its Subsidiaries were (and, as to a Tax Return not filed as of the date of the Agreement, will be) in material respects true, complete and accurate. To the Knowledge of the Company, there are neither unpaid Taxes claimed to be over-due by any Governmental Entity in charge of taxation in any jurisdiction nor any claim for additional unpaid Taxes for any period for which Tax Returns have been filed, and none of the Company’s officers or directors knows of any basis for any such claim.

(b) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity that such Governmental Entity will audit or examine (except for any general audits or examinations routinely performed by such Governmental Entities), seek information with respect to, or make material claims or assessments with respect to any Taxes.

(c) The Company Financial Statements reflect an adequate reserve for all Taxes known to be payable by the Company and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such Company Financial Statements. None of the Company or its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the Company and its Subsidiaries currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(d) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Taxes or Tax Return.

(e) Except as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; and (iii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 3.13 Employment Matters.

(a) Benefit Plan. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any such Subsidiary (collectively, the “Company Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any such Subsidiary. The consummation of the Transactions will not trigger any severance or termination agreements or arrangements between the Company or any of its Subsidiaries and any of their respective current or former employees, officers or directors, nor does the Company have any general severance plan or policy. Since December 31, 2011, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any Company Benefit Plan.

(b) Labor Matters. Except for disputes, agreements and other matters that do not have or are not expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound; (b) no labor dispute exists or, to the Knowledge of the Company, is imminent with respect to the employees of the Company or any of its Subsidiaries; (c) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (d) no complaint, charge or Actions by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other Representative of its employees is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (e) no grievance is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (f) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entities relating to employees or employment practices.

(c) Executive Officers. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, no executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or any such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Transactions or within 60 days following the Closing Date.

Section 3.14 Related Party Transactions. Except as disclosed in the Company Reports or in Section 3.14 of the Company Disclosure Schedule, none of the executive officers (as such term is used in the Company Reports) or directors of the Company or any of its subsidiaries is presently a party, directly or indirectly, to any transaction with the Company or any of its Subsidiaries (other than for services as executive officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such executive officer or director or, to the Knowledge of the Company, any entity in which any such executive officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 3.15 Insurance. The Company has made available to Diodes, prior to the date of this Agreement, true and correct copies of all Contracts of material insurance or indemnification, as amended and supplemented to which the Company or any of its Subsidiaries is a party. All such material insurance policies are in full force and effect, all premiums due thereon have been paid and, to the Knowledge of the Company, the Company and any such Subsidiary have complied with the provisions of such policies in all material aspects. Neither the Company nor any such Subsidiary has been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company or any such Subsidiary under or in connection with any of their extant insurance policies. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged and in the geographic areas where any of which engages in such businesses. The Company has no reason to believe that the Company and its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business on terms consistent with market for the Company’s or any of its Subsidiaries’ respective lines of business.

Section 3.16 Material Contracts.

(a) The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it or any such Subsidiary is a party or by which they or any of their respective properties or assets is bound, except for violations or defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Each Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default of any Material Contract to which it is a party in any material respect; (ii) to the Knowledge of the Company, no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; (B) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; or (iii) neither the Company nor any of its Subsidiaries has received written notice of any proposed cancellation, revocation or termination of any Material Contract to which it is a party; and (iv) there are no renegotiations of, or attempts to renegotiate, any material terms of any Material Contract. Since December 31, 2011, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17 Compliance with Applicable Laws. The Company and its Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the Environment, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written communication during the past two (2) years from a Governmental Entity alleging that the Company or any such Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

Section 3.18 Foreign Corrupt Practices. Neither the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Entity or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder that are applicable to the Company or its Subsidiaries; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the Company or any such Subsidiary to any foreign or domestic government official or employee. To the Knowledge of the Company, neither the Company nor any of its directors, officers, or employees is in violation of any applicable Law that is intended to prevent or deter bribery or corrupt business practices, including Section 385 of the PRC Criminal Law, which would subject the Company or the relevant directors, officers, or employees to a criminal offense under such applicable Law.

Section 3.19 Money Laundering Laws. The Company and its Subsidiaries have conducted their business at all times in compliance with applicable money laundering statutes in all applicable jurisdictions, rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no proceeding involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, is threatened.

Section 3.20 Governmental Inquiry. Neither the Company nor any of its Subsidiaries has received any material written inspection report, questionnaire, inquiry, demand or request for information from a Governmental Entity.

Section 3.21 Records. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the minutes of the meetings of the Company Board and the register of members of the Company made available to Diodes are complete and accurate in all material respects, and there have been no material transactions involving the Company or any of its Subsidiaries which are required to be set forth therein and which have not been so set forth.

Section 3.22 Brokers; Schedule of Fees and Expenses. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23 Business Relationships. To the Knowledge of the Company, as of the date of this Agreement, none of the Company’s end customers or distributors which individually accounted for at least 5% of the Company’s net revenue for the first three fiscal quarters of fiscal year 2012 is reasonably expected by the Company to cancel a Material Contract with the Company as a result of the execution of this Agreement and the Transaction Documents and the consummation of the Transactions contemplated hereby and thereby.

Section 3.24 OFAC. None of the Company, any director or officer of the Company, or, to the Knowledge of the Company, any agent, employee, Affiliate or Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

Section 3.25 Additional PRC Representations and Warranties.

(a) All Consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the Company and its Subsidiaries have been duly obtained from the relevant PRC Governmental Entity and are in full force and effect, except those that would not be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries.

(b) All filings and registrations with the PRC Governmental Entities required in respect of the Company and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Entities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries have complied with all material relevant PRC laws and regulations regarding the contribution and payment of their registered share capital, the payment schedules of which have been approved by the relevant PRC Governmental Entity.

(d) Neither the Company nor any of its Subsidiaries is in receipt of any letter or notice from any relevant PRC Governmental Entity notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Entity for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries, except where the notice or the letter does not, and would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e) The Company and its Subsidiaries have conducted their respective businesses activities within the permitted scope of businesses or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Entities, except where such non-compliance has not had and would not reasonably be expected to have resulted in a

Material Adverse Effect on the Company. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the Company’s business which are subject to periodic renewal, the Company has no Knowledge of any grounds on which such requisite renewals would not be granted by the relevant PRC Governmental Entities, except where such grounds do not, and would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

(f) With regard to employment and staff or labor, the Company and its Subsidiaries have complied, in all material respects, with all applicable material PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 3.26 Environmental Matters. Except for such matters as would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the Knowledge of the Company, each of the Company and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Law, and the Company does not have any basis to expect, nor has the Company and its Subsidiaries, nor any other Person for whose conduct they are or may be held to be responsible, received any written order or notice from (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation by the Company or any of its Subsidiaries, or failure by the Company or any of its Subsidiaries to comply with, any Environmental Law, or of any actual or threatened material obligation by the Company or any of its Subsidiaries to undertake or bear the cost of any liabilities under the Environmental Laws with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or any of its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct the Company is or may be held legally responsible, or from any such Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

Section 3.27 Disclosure. All of the representations or warranties made by the Company herein, in the Company Disclosure Schedule or in any certificate furnished by the Company pursuant to this Agreement, are true and correct in all material respects, and when all such documents are read together in their entirety, to the Knowledge of the Company, none of them contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 3.28 No Additional Agreements. The Company does not have any agreement or understanding with Diodes with respect to the Transactions contemplated by this Agreement other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of Diodes and Merger Sub

Diodes and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of Diodes and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.

Section 4.2 Corporate Authority and Approval. Each of Diodes and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the Transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Diodes and Merger Sub and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a valid and binding agreement of Diodes and Merger Sub enforceable against Diodes and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3 Non-Contravention. The execution, delivery and performance of this Agreement by Diodes and Merger Sub do not, and the consummation by the Merger Sub of the Merger and the other Transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, any provision (x) of the certificate of incorporation and bylaws of Diodes and (y) the Memorandum and Articles of Association of Merger Sub, (B) a breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other Transactions contemplated hereby) that the matters referred to in Section 4.4 are complied with, any Law to which Diodes or Merger Sub is subject, (C) a default under any of the terms, conditions or provisions of any Contract to which Diodes or Merger Sub is a party, or an acceleration of Diodes’ or, if applicable, Merger Sub’s, obligations under any such Contract or require any Consent under any such Contract, (D) the creation of any Lien on any properties or assets of Diodes or Merger Sub, except, in the case of clause (B), clause (C) or clause (D) above, for any such breach, violation, default, creation or acceleration that is not individually or in the aggregate, reasonably likely to affect adversely the ability of Diodes and Merger Sub to consummate the Transactions.

Section 4.4 Government Approvals. Except for (A) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (B) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, and (C) if applicable, any required Consent or approval of, or filing with any applicable Governmental Antitrust Entity, no Consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by Diodes or Merger Sub, the performance by Diodes and Merger Sub of their obligations hereunder and the consummation by Diodes and Merger Sub of the Transactions, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to affect adversely the ability of Diodes and Merger Sub to consummate the Transactions.

Section 4.5 Litigation. To the Knowledge of Diodes and Merger Sub, there is no Action pending or threatened in writing against or affecting Diodes or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their properties, before or by any Governmental Entity which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to affect adversely the ability of Diodes and Merger Sub to consummate the Transactions. To the Knowledge of Diodes and Merger Sub, there is no Judgment imposed upon Diodes or Merger Sub, any of their officers or directors (in their capacities as such), any of their Subsidiaries or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions, or that would reasonably be expected to affect adversely the ability of Diodes and Merger Sub to consummate the Transactions.

Section 4.6 Company Proxy Statement. None of the information with respect to Diodes or Merger Sub that Diodes or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will on the date so provided contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Diodes or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 4.7 Financial Capability. Diodes has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Per Share Merger Consideration, Per ADS Merger Consideration, and the Option Consideration, each as contemplated by this Agreement and all fees and expenses related thereto and to perform the other obligations of Diodes and Merger Sub contemplated by this Agreement.

Section 4.8 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger. Since its date of formation, Merger Sub has not carried on any business or conducted any other operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

ARTICLE V

Covenants of the Company

Section 5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement or the Closing Date, the Company agrees that the Company and its Subsidiaries shall use commercially reasonable efforts to (except to the extent expressly contemplated by this Agreement or as consented to in writing by Diodes), (i) in all material respects, carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted, pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), pay or perform other obligations when due, and use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, and (ii) use their commercially reasonable efforts consistent with past practice to keep available the services of their present executive officers and directors and use their commercially reasonable efforts consistent with past practice to, in all material aspects, preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, to the end that there shall not be a Material Adverse Effect on the Company as of the Closing Date. The Company agrees to promptly notify Diodes of any material event or occurrence not in the ordinary course of business consistent with past practice that would have or reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement or the Closing Date, except as otherwise expressly permitted by or provided for in this Agreement, the Company shall not do, allow, cause or permit any of the following actions to occur with respect to the Company without the prior written Consent of Diodes, which Consent shall not be unreasonably delayed or withheld; provided, however, that Diodes and Merger Sub acknowledge and agree that (i) this Section 5.1 shall not give Diodes the right, directly or indirectly, to control or direct the operations of the Company prior to the Closing to the extent prohibited by applicable Antitrust Laws, and (ii) Diodes shall be deemed to have provided its written Consent for any matter of which the Company delivers a written notice to Diodes expressly identifying this Section 5.1 and concerning which the Company has not received any written and specific objection from Diodes within five (5) days of the delivery of such notice:

(a) Charter Documents. Cause or permit any amendments to any of the Company Constituent Instruments or any other equivalent organizational documents, except for such amendments made pursuant to a Legal Requirement or as contemplated by this Agreement;

(b) Dividends; Changes in Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital;

(c) Material Contracts. Enter into any new Material Contract, or materially violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business consistent with past practice or (ii) upon prior written Consent of Diodes;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, in each case, other than pursuant to the exercise or conversion of rights to acquire such securities outstanding as of the date of the Agreement;

(e) Intellectual Property. Transfer or license to any Person or entity any Intellectual Property Rights other than in the ordinary course of business consistent with past practice;

(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(g) Indebtedness. Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of US $100,000 in the aggregate;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of US $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or un-asserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, as applicable;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except that do not exceed US $500,000 individually or in the aggregate;

(j) Employment. Except as mutually agreed to by the Parties prior to the date of this Agreement and identified on Schedule 5.1(j), or required under the Legal Requirements or agreements or pursuant to plans or arrangements existing on the date of the Agreement, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(k) Facilities. Open or close any Facilities or office except in the ordinary course of business;

(l) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings; and

(m) Other. Agree in writing or otherwise to take any of the actions described in Sections 5.1(a)-(l) above.

Section 5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement, the Company shall, and shall cause its Subsidiaries to, afford to Diodes and Diodes’ Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, vendors and customers (to the extent access to such vendors and customers can be obtained by the Company using commercially reasonable efforts), properties, offices and other Facilities and to all books, records, Contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Diodes such other information concerning the business and properties of the Company and its Subsidiaries as Diodes may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Diodes or Merger Sub pursuant to this Agreement.

(b) Diodes and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement in accordance with the terms set forth therein.

Section 5.3 Additional Company Financial Information. If the Closing Date is on or after March 1, 2013, the Company shall deliver to Diodes the unaudited consolidated balance sheet as of the end of the year ending December 31, 2012, and the related unaudited consolidated statements of income and statements of cash flows of the Company for the year then ended (the “Company Additional Financial Statements”), not later than March 1, 2013. If delivered, the Company Additional Financial Statements, including the notes thereto, will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved, and will fairly present in all material respects the consolidated financial condition and operating results, change in shareholders’ equity and cash flow of the Company, as of the dates, and for the periods, indicated therein (subject to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

Section 5.4 Insurance. Through the Closing Date, the Company and its Subsidiaries shall use commercially reasonable efforts to maintain insurance policies existing as of the date of this Agreement providing insurance coverage for the businesses in which the Company and its Subsidiaries are engaged and the assets and properties of the Company and its Subsidiaries of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where the Company and its Subsidiaries engage in such businesses.

Section 5.5 Fulfillment of Conditions. The Company shall use its commercially reasonable efforts to fulfill the conditions specified in ARTICLE VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the Transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct its business in such manner that on the Closing Date the representations and warranties of the Company contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 5.6 Disclosure of Certain Matters. From the date of the Agreement through the Closing Date, the Company shall give Diodes prompt written notice of any event or development that occurs that (a) is of a nature that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (b) would require any amendment or supplement to the Company Proxy Statement.

Section 5.7 Regulatory and Other Authorizations; Notices and Consents.

(a) The Company shall use its commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with Diodes in promptly seeking to obtain all such authorizations, Consents, orders and approvals, including, but not limited to any matters involving Government Antitrust Entities.

(b) The Company shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party Consents and estoppel certificates as are required to consummate the Transactions.

(c) The Company shall cooperate and use commercially reasonable efforts to assist the other in giving such notices and obtaining such Consents and estoppel certificates as are required to consummate the Transactions; provided, however, that the Company shall have no obligation to give any guarantee or other consideration of any nature in connection with the seeking of such Consent or to consent to any change in the terms of any agreement or arrangement which the Company in its reasonable discretion may deem adverse to the interests of Diodes, the Company or the business of the Company.

Section 5.8 Related Taxes. From the date of the Agreement through the Closing Date, each of the Company and its Subsidiaries, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Entities subject to extensions permitted by law and properly granted by the appropriate authority, provided that the Company shall promptly notify Diodes that any of the Company and its Subsidiaries is availing itself of such extensions; and (ii) pay all Taxes shown as due on such Tax Returns.

Section 5.9 No Solicitation.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement (the “Exclusivity Period”), the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its employees, directors, officers or Representatives to, directly or indirectly, solicit, initiate or knowingly take any action that could reasonably be expected to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.9(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 5.9(b), during the Exclusivity Period, neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Diodes or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for the Shares within ten (10) Business Days after the commencement of such offer, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the Agreement with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 5.9(a), during the 30 days following the date of this Agreement, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.9(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board by majority rule believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Diodes), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.9(b) unless the Company shall have delivered to Diodes a prior written notice advising Diodes that it intends to take such action. The Company shall notify Diodes promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party, in each case, in a way that would reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Diodes fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Diodes with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal and shall provide Diodes and its Representatives with the opportunity and a reasonable period of time to make a presentation to the Company Board at the meeting. The Company shall promptly provide Diodes with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Diodes, copies of such information.

(d) Except as set forth in this Section 5.9(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Diodes, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Diodes in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Diodes, in its discretion, proposes to make such adjustments in a manner that would form a binding Contract if accepted by the Company (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the material terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Diodes of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Diodes during the Notice Period in the terms and conditions of this Agreement.

Section 5.10 Company Shareholder Meeting.

(a) Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Shareholders Meeting as soon as reasonably practicable after the date of this Agreement, and in connection therewith, the Company shall mail the Company Proxy Statement to the holders of the Shares in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.9(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.9 hereof, the Company shall use reasonable best efforts to (i) solicit from the holders of the Shares proxies in favor of the approval and authorization of this Agreement and the Cayman Plan of Merger and (ii) take all other actions necessary or advisable to secure the vote or Consent of the holders of Shares required by applicable Law to obtain such approval and authorization. The Company shall keep Diodes and Merger Sub updated with respect to proxy solicitation results as requested by Diodes or Merger Sub. Once the Company Shareholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders Meeting without the Consent of Diodes (other than (i) in order to obtain a quorum of its shareholders, or (ii) as reasonably determined by the Company to comply with applicable Law). At the Company Shareholders Meeting, Diodes and its Affiliates shall vote all Shares owned by them in favor of approval and authorization of this Agreement and the Cayman Plan of Merger. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated before it is held.

(b) In connection with the Company Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare the Company Proxy Statement. Diodes, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Diodes and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not mail the Company Proxy Statement, or any amendment or supplement thereto, without providing Diodes a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). Each of Diodes, Merger Sub and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction.

ARTICLE VI

Covenants of Diodes

Section 6.1 Fulfillment of Conditions. From the date of the Agreement to the Closing Date, Diodes shall use its commercially reasonable efforts to fulfill the conditions specified in ARTICLE VIII. The foregoing obligation includes, without limitation, (a) executing and delivering documents necessary or desirable to consummate the Transactions, (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of Diodes and the Merger Sub in such manner that on the Closing Date the representations and warranties of Diodes contained herein shall be accurate as though then made).

Section 6.2 Regulatory and Other Authorizations; Notices and Consents. Diodes shall use its commercially reasonable efforts to obtain all authorizations, Consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and shall cooperate fully with the Company in promptly seeking to obtain all such authorizations, Consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Government Entities to permit the Company and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with Diodes’ counsel).

Section 6.3 Retention Bonuses. Diodes has agreed to and shall pay retention bonuses to such employees of the Surviving Corporation and/or its Subsidiaries, in such individual amounts, and pursuant to such terms as indicated in Section 6.3 of the Company Disclosure Schedule.

Section 6.4 Directors’ and Officers’ Indemnification and Insurance

(a) Diodes and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date of the Agreement or who becomes prior to the Effective Time an officer or director of the Company or its Subsidiaries (each an “Indemnified Party”) as provided in the Company Constituent Instruments, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date of the Agreement and disclosed in Section 6.4(a) of the Company Disclosure Schedule for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Merger) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Corporation and any successor to the Surviving Corporation shall, and Diodes shall cause the Surviving Corporation or its successor to, out of the assets of the Company, its Subsidiaries, and any applicable insurance (but not from any assets of Diodes, other than those of the Company and its Subsidiaries) indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, Judgments and fines arising directly or indirectly, in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the Transactions contemplated by this Agreement), and shall advance and/or reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, Judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable Judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written Consent (which Consent shall not be unreasonably withheld or delayed).

(c) The Company shall obtain (and pay the premium in full in cash for) a “tail” insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions contemplated by this Agreement).

(d) The obligations of Diodes and the Surviving Corporation under this Section 6.4 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.4 applies without the Consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.4 applies shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions of this Section 6.4).

(e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or licenses all or substantially all of its properties and assets (including Intellectual Property Rights) to any Person, then, and in either such case, proper provision shall be made so that each of such successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.4 to the extent of the assets transferred to such successor or assign. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.4 is not prior to, or in substitution for, any such claims under any such policies.

ARTICLE VII

Additional Agreements and Covenants

Section 7.1 Company Disclosure Schedule. The Company shall, as of the Closing Date, have the obligation to supplement or amend the Company Disclosure Schedule being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a Material Adverse Effect on the Company. The obligations of the Company to amend or supplement the Company Disclosure Schedule being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Company shall be made with reference to the Company Disclosure Schedule as it exists at the time of execution of this Agreement.

Section 7.2 Confidentiality. Between the date of the Agreement and the Effective Time, Diodes and Merger Sub, on the one hand, and the Company, on the other hand, shall each hold and shall cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, the Confidential Information of the other Party. Each Party shall be deemed to have satisfied its obligations to hold Confidential Information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. If the Receiving Party or any of its Representatives is required by Law, upon the advice of the Receiving Party’s counsel, to disclose any Confidential Information (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process), the Receiving Party and its Representatives shall, prior to any such compelled disclosure, give the Disclosing Party prompt notice of any such requirement, take all reasonable steps requested by the Disclosing Party to preserve the confidentiality or privileged nature of the Confidential Information, and use reasonable efforts to cooperate with the Disclosing Party’s efforts in protecting against any such disclosure or obtaining confidential treatment or a protective order narrowing the scope of such disclosure or use of the Confidential Information. In the event that such protective order or other remedy is not obtained, the Receiving Party will furnish only that portion of the

Confidential Information which, on the advice of the Receiving Party’s counsel, is legally required to be disclosed. To the extent that any Confidential Information includes materials subject to the attorney-client privilege, the Disclosing Party is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing such Confidential Information to the Receiving Party or its Representatives. For the avoidance of doubt, any disclosure of Confidential Information required to be included by Diodes or the Company in its filings with the SEC as required by the applicable Laws will not be a violation of this Section 7.2.

Section 7.3 Public Announcements. From the date of this Agreement until the Closing or termination of this Agreement in accordance with the terms set forth in ARTICLE IX of this Agreement, Diodes and the Company shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior Consent of Diodes (in the case of the Company) or the Company (in the case of Diodes), except as required by Law as determined after consultation with outside counsel or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, or for information that has been publicly disclosed in accordance with the requirements of this Section 7.3 prior to such public announcement or communication. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.

ARTICLE VIII

Conditions to Closing

Section 8.1 Company’s Conditions Precedent. The obligations of the Company to enter into and complete the Closing are subject, at the option of the Company, to the fulfillment on or prior to the Closing Date of the following conditions by Diodes and Merger Sub, any one or more of which may be waived by the Company in writing:

(a) Representations and Covenants. The representations and warranties of Diodes and Merger Sub contained in this Agreement shall be true on and as of the Closing Date, and Diodes and Merger Sub shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and Diodes shall have delivered to the Company a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No Action shall have been instituted before any court or governmental or regulatory body by any Governmental Entities to restrain, modify or prevent the carrying out of the Transactions or to seek damages in connection with the Transactions.

(c) Approval and Authorization by the Company’s Shareholders. This Agreement and the Cayman Plan of Merger shall have been approved and authorized by the holders of at least two-thirds (2/3) of the Shares present and voting in person or by proxy at the Company Shareholders Meeting in accordance with the Cayman Companies Law.

(d) Merger Document. The Cayman Plan of Merger to be filed in accordance with the Cayman Companies Law on Closing shall have been executed and delivered by Merger Sub.

Section 8.2 Diodes’ Conditions Precedent. The obligations of Diodes and Merger Sub to enter into and complete the Closing are subject, at the option of Diodes, to the fulfillment on or prior to the Closing Date of the following conditions by the Company, any one or more of which may be waived by Diodes in writing:

(a) Representations and Covenants. The representations and warranties of the Company contained in this Agreement shall be true on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have delivered to Diodes a certificate, dated the Closing Date, to the foregoing effect.

(b) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Agreement which has had or is reasonably likely to cause a Material Adverse Effect on the Company.

(c) Litigation. No Action shall have been instituted before any court or governmental or regulatory body by any Governmental Entities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages in connection with the Transactions.

(d) Delivery of Company Additional Financial Statements. Section 5.3 shall have been complied with.

(e) Officer’s Certificate. Diodes shall have received a certificate from the Company signed by an authorized officer or representative of the Company, certifying that the attached copies of the Company’s Constituent Instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(f) Fab 2 Requirements. All environmental permits required to enable the Company’s fabrication facility known as Fab 2 to commence operations shall have been issued and shall be effective. The Company shall have delivered to Diodes a letter or other document issued by the Chief Executive Officer of the Company confirming his reasonable belief that the Company will be entitled to the tax benefits and subsidies afforded to the Company in connection with the facility provided that the facility commences operations promptly after receiving all environmental permits required for such commencement.

(g) Dissenting Shares. No more than 20% of the outstanding Shares shall be Dissenting Shares as of the Closing Date.

(h) Minimum Vote. This Agreement shall have been approved by the affirmative vote of at least a majority of the Non-affiliated Voting Shares.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written Consent of Diodes, Merger Sub and the Company.

Section 9.2 Termination by either Diodes or the Company. This Agreement may be terminated by either Diodes or the Company at any time prior to the Effective Time (notwithstanding any approval and authorization of this Agreement and the Cayman Plan of Merger by the shareholders of the Company):

(a) if the Merger has not been consummated on or before June 30, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Transactions or materially and adversely affecting the benefits of the Transactions to such Party, and such Law or order (i) shall have or is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and (ii) shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement and the Cayman Plan of Merger have been submitted to the shareholders of the Company for approval and authorization at a duly convened Company Shareholders Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 9.3 Termination By Diodes. This Agreement may be terminated by Diodes at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.9, (iv) the Company Board fails to reaffirm (publicly, if so requested by Diodes) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to the Shares shall have been commenced by a Person unaffiliated with Diodes and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that shareholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of the actions specified in this Section 9.3(a); or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.2(a) would not be satisfied and such breach is incapable of being cured by the End Date; provided that Diodes shall have given the Company at least 30 days written notice prior to such termination stating Diodes’ intention to terminate this Agreement pursuant to this Section 9.3(b).

Section 9.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 9.4(b) immediately below, any approval and authorization of this Agreement and the Cayman Plan of Merger by the shareholders of the Company):

(a) if prior to the receipt of the Company Shareholder Approval at the Company Shareholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.9(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 9.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Diodes or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.1(a) would not be satisfied and such breach is incapable of being cured by the End Date; provided that the Company shall have given Diodes at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.4(b).

Section 9.5 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this ARTICLE IX (other than pursuant to Section 9.1) shall deliver written notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with Section 9.5 shall be effective immediately upon delivery of such written notice to the other Parties. If this Agreement is terminated pursuant to this Article IX, it will become void and of no further force and effect, with no liability on the part of any Party (or any shareholder, director, officer, employee, agent or Representative of such Party) to any other Party hereto, except (i) with respect to Section 5.2(b), this Section 9.5, Section 9.6 and ARTICLE X (and any related definitions contained in any such Sections or ARTICLE X), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a Party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another Party of this Agreement.

Section 9.6 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Diodes pursuant to Section 9.3(a), then the Company shall pay to Diodes (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 9.4(a), then the Company shall pay to Diodes (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c) If this Agreement is terminated (i) by Diodes pursuant to Section 9.3(b), provided that the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Diodes pursuant to (x) Section 9.2(a) hereof and provided that the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including any adjournment or postponement thereof) or (y) Section 9.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 9.2(a) or Section 9.3(b)) or the Company Shareholders Meeting (in the case of termination pursuant to Section 9.2(c)), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 9.2(a) or Section 9.2(c), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 9.3(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within twelve 12 months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Diodes (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, (it being understood for all purposes of this Section 9.6(c), all references in the definition of Takeover Proposal to 10% shall be deemed to be references to “more than 50%” instead). If a Person (other than Diodes or its Affiliates) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Shareholder Meeting, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 9.6 are an integral part of the Transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Diodes and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 9.6, and, in order to obtain such payment, Diodes makes a claim against the Company that results in a Judgment against the Company, the Company shall pay to Diodes the reasonable and documented costs and expenses of Diodes (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, Diodes and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 9.6 and such Termination Fee is paid in full, Diodes and Merger Sub shall be precluded from any other remedy against the Company or its Subsidiaries, at law or in equity or otherwise, and neither Diodes nor Merger Sub shall seek to obtain any recovery, Judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions contemplated hereby.

(e) Except as expressly set forth in this Section 9.6, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby will be paid by the Party incurring such Expenses.

Section 9.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the Parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Shares without such approval.

Section 9.8 Extension; Waiver. At any time prior to the Effective Time, Diodes or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party(ies), (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE X

Miscellaneous

Section 10.1 Non-Survival and Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 10.1 does not limit any covenant of the Parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 10.3 Amendments; Waivers; Additional Selling Shareholders. No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 10.4 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.6 Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 10.7 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions (except the Confidentiality Agreement, which shall survive the execution of this Agreement and continue to be binding pursuant to its terms) and (b) are not intended to confer upon any Person other than the Parties any rights or remedies, except as expressly provided in Section 6.4, which is intended to confer rights and remedies upon each Indemnified Party as set forth therein. Nothing in this Agreement shall constitute an amendment to any benefit plan, and no benefit plan shall be amended absent a separate written amendment that complies with such plan’s amendment procedures.

Section 10.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (provided that the fiduciary duties of the Company Board, the internal corporate affairs of the Company, the Merger, and any exercise of dissenter rights with respect to the Merger shall in each case be governed by the laws of the Cayman Island).

Section 10.9 Dispute Resolution.

(a) All disputes among the Parties arising out of or relating to this Agreement will be resolved by mandatory, binding arbitration in accordance with this Section 10.9.

(b) Before any arbitration is commenced pursuant to this Section 10.9, the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(c) If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any Party refuses to engage in any settlement negotiation, any Party may submit the dispute for arbitration.

(d) Any arbitration commenced pursuant to this Section 10.9 will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by the Diodes Representative, one chosen by the Company and the third chosen by agreement of the two selected arbitrators; failing agreement within thirty (30) days prior to commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the Parties. The arbitral tribunal will determine how the Parties will bear the costs of the arbitration. Notwithstanding the foregoing, each Party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other Party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the Parties, the Parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

Section 10.10 Specific Performance. The Company, Diodes and Merger Sub acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, the Company or Diodes shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order from a court of competent jurisdiction of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction from a court of competent jurisdiction restraining such breach or threatened breach. The Company and Diodes each hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written Consent of the other Parties. Any purported assignment without such Consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.12 Governing Language. This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

DIODES INCORPORATED

By:
Name:
Title:
Address:

DIODES CAYMAN ISLANDS COMPANY LIMITED

By:
Name:
Title:
Address:

BCD SEMICONDUCTOR MANUFACTURING LIMITED

By:
Name:
Title:
Address:

ANNEX A

Definitions

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” has the meaning set forth in Section 3.8 of the Agreement.

“ADSs” has the meaning set forth in Section 2.1(a) of the Agreement.

“Affiliates” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, retrain or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediment or lessening of competition or strengthening of dominant positions through merger or acquisition.

“Applicable Date” has the meaning set forth in Section 3.5(a) of the Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in the United States, the PRC, and the Cayman Islands.

“Cayman Companies Law” means the Companies Law (2012 Revision) of the Cayman Islands.

“Cayman Plan of Merger” has the meaning set forth in Section 1.3 of the Agreement.

“Change” has the meaning set forth in the definition of Material Adverse Effect in this Annex A.

“Closing” has the meaning set forth in Section 1.2 of the Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.

“Company” has the meaning set forth in the preamble to the Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 5.9(a) of the Agreement.

“Company Additional Financial Statements” has the meaning set forth in Section 5.3 of the Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.9(a) of the Agreement.

“Company Balance Sheet” means the audited balance sheet of the Company as of December 31, 2011, included in the Company Reports.

“Company Benefit Plans” has the meaning set forth in Section 3.13(a) of the Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.3(b) of the Agreement.

“Company Constituent Instruments” means the memorandum and articles of association of the Company, together with its statutory registers, and similar organizational documents of each of its Subsidiaries, each as amended to the date of the Agreement.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE III of the Agreement.

“Company Financial Advisor” means RBC Capital Markets, LLC, or another financial advisor of nationally recognized reputation engaged by the Company to provide advice related to the Transactions provided that notice of the engagement is given to Diodes prior to the engagement of such other financial advisor.

“Company Financial Statements” means the financial statements of the Company included in the Company Reports.

“Company Proxy Statement” has the meaning set forth in Section 3.4 of the Agreement.

“Company Reports” has the meaning set forth in Section 3.5(a) to the Agreement.

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a) of the Agreement.

“Company Shareholders Meeting” means an extraordinary general meeting of the shareholders of the Company to be held pursuant to the Cayman Companies Law to consider the approval and authorization of this Agreement and the Cayman Plan of Merger.

“Company Stock Option” shall mean an option to purchase Shares granted under any stock option plans or other equity-related plans of the Company, whether vested or unvested.

“Company Warrants” has the meaning set forth in Section 2.3 of the Agreement.

“Confidential Information” means, when used with respect to a specified Party or its Affiliates (collectively, the “Disclosing Party”), all information, whether or not patentable, copyrightable or otherwise protected by Law, which either is (1) furnished by or on behalf of the Disclosing Party or its Representatives to the other Party or its Affiliates (collectively, the “Receiving Party”) or its Representatives, either before or after the date of the Agreement, and whether in written, electronic, graphic or verbal form or media, (2) obtained by the Receiving Party or its Representatives through the inspection of the property or facilities of the Disclosing Party, or (3) generated or derived from the information described in clause (1) or clause (2). Confidential Information does not include information concerning the Disclosing Party which (i) was known to the Receiving Party or its Representatives before its disclosure by the Disclosing Party or its Representatives, as evidenced by written records existing at the time of disclosure (other than information disclosed to the Receiving Party or its Representatives by a third party who was prohibited from disclosing such information to the Receiving Party or its Representatives by a legal, fiduciary or contractual obligation to the Disclosing Party or its Representatives), (ii) is, at the time of disclosure, or thereafter shall become, generally known in the Disclosing Party’s industry (other than as a result of the disclosure directly or indirectly by the Receiving Party or its Representatives in violation of this Agreement), (iii) was disclosed to the Receiving Party or its Representatives by a third party who, after reasonable inquiry, the Receiving Party believes to be entitled to disclose such information, (iv) is independently developed by the Receiving Party or its Representatives without use of Confidential Information or violating any of their obligations under this Agreement, or (v) is disclosed to the Receiving Party after written notice to the Disclosing Party that the Receiving Party does not wish to receive any further Confidential Information of the Disclosing Party (provided that such notice by Diodes shall constitute a termination of the Company’s obligations under Section 5.9 of this Agreement).

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Diodes dated October 12, 2012.

“Consent” means the consent, approval, order or authorization of, or registration, declaration or filing with any Person.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument, written or oral.

“Depositary” means Deutsche Bank Trust Company Americas.

“Deposit Agreement” means the Deposit Agreement between the Depositary and the Company dated February 2, 2011.

“Diodes” has the meaning set forth in the preamble to the Agreement.

“Disclosing Party” has the meaning set forth in the definition of Confidential Information in this Annex A.

“Dissenting Shareholders” has the meaning set forth in Section 2.1(a) of the Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.1(a) of the Agreement.

“Effective Time” has the meaning set forth in Section 1.3 of the Agreement.

“End Date” has the meaning set forth in Section 9.2(a) of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to: (a) releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) protecting resources, species, or ecological amenities; (c) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (d) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time.

“Exchange Fund” has the meaning set forth in Section 2.1(e) of the Agreement.

“Excluded Shares” has the meaning set forth in Section 2.1(a) of the Agreement.

“Exclusivity Period” has the meaning set forth in Section 5.9(a) of the Agreement.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” means any Real Property, leaseholds, or other interests currently or formerly owned or leased by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including tank cars, and rolling stock) currently or formerly owned or leased by the Company or any of its Subsidiaries.

“Government Antitrust Entity” means any Government Entity with jurisdiction over Antitrust Laws.

“Governmental Entity” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Material” means any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable Law or regulations, including Environmental Laws.

“HKIAC” shall have the meaning set forth in Section 10.9(d) of the Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.11 of the Agreement.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the Company, means the actual knowledge at such time of its executive officers and members of the Company Board, and (ii) with respect to Diodes or Merger Sub, means the actual knowledge at such time of its executive officers and the members of its board of directors.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entities (or under the authority of any national securities exchange upon which securities of Diodes and the Company are then listed or traded).

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Material Adverse Effect” means any event, change or effect (collectively, a “Change”) that, considered with all Changes, had a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that a Change occurring after the date of this Agreement shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (A) general economic or political conditions in the U.S. or the PRC, (B) conditions generally affecting the other companies in the Company’s industry, (C) any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees resulting in each case from the announcement or pendency of this Agreement, (D) stockholder class action or derivative litigation alleging (1) a breach of fiduciary duty by the Company Board relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of this Agreement or the proposed consummation of the Merger or the other Transactions, or (2) that the Company Proxy Statement violates the disclosure requirements of the Exchange Act or other applicable Law unless a Governmental Entity of competent jurisdiction shall have entered an order prohibiting the consummation of the Transactions (provided, however, that for this exception to apply, the Company must have complied with its obligations in Section 5.10(b)), (E) acts of war or terrorism or natural disasters in any locations where the Company conducts material business operations, (F) the failure of the Company to meet internal or analysts’ financial expectations or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) changes in trading volume or a decline in the Company’s stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred), and (H) Material Adverse Effect Diodes or Merger Sub or their respective Representatives knew or should have known prior to the date of this Agreement, and (ii) with respect to clauses (A), (B), and (E), the conditions or circumstances that caused such Change do not have an impact on the Company and its Subsidiaries, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in the Company’s industry.

“Material Contract” means a written Contract, as amended and supplemented to which the Company or any of its Subsidiaries is a party or by which any of their respective assets and properties is currently bound, which may involve obligations of, or payments to, the Company or its Subsidiaries in excess of US $250,000.

“Material Permits” means all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

“Memorandum and Articles of Association” has the meaning set forth in Section 1.5 of the Agreement.

“Merger” has the meaning set forth in the Background section of the Agreement.

“Merger Sub” has the meaning set forth in the preamble to the Agreement.

“Money Laundering Laws” has the meaning set forth in Section 3.19 of the Agreement.

“Non-affiliated Voting Shares” means Shares present and voting in person or by proxy at the Company Shareholder Meeting that are held of record by Persons other than directors and executive officers (as such term is used in the Company Reports) of the Company.

“Notice Period” has the meaning set forth in Section 5.9(d) of the Agreement.

“OFAC” has the meaning set forth in Section 3.24 of the Agreement.

“Option Consideration” has the meaning set forth in Section 2.2(b) of the Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.

“Paying Agent” has the meaning set forth in Section 2.1(e) of the Agreement.

“Permits” means all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent, payable thereafter without interest or penalty, or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant or any statutory Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records ; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company Reports filed prior to the date of this Agreement or those Liens set forth in the Company Disclosure Schedule.

“Per ADS Merger Consideration” has the meaning set forth in Section 2.1(a) of the Agreement.

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(a) of the Agreement.

“Person” means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a Governmental Entity or agency thereof.

“PRC” means the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“Real Estate Leases” has the meaning set forth in Section 3.10(a) of the Agreement.

“Real Property” has the meaning set forth in Section 3.10(a) of the Agreement.

“Receiving Party” has the meaning set forth in the definition of Confidential Information in this Annex A.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Representatives” of any Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other Person acting on behalf of such Party.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or otherwise modified from time to time.

“Share Certificates” has the meaning set forth in Section 2.1(f) of the Agreement.

“Share(s)” has the meaning set forth in Section 2.1(a) of the Agreement.

“Subsidiary” means with respect to a Person an entity if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity such that its financial results are consolidated with such other Person.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Shares, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor but arriving at such determination independently) is more favorable from a financial point of view to the holders of the Shares than the Transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Diodes during the Notice Period set forth in Section 5.9(d).

“Surviving Corporation” has the meaning set forth in Section 1.1 of the Agreement.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Diodes and its Affiliates, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to ten percent (10%) or more of the fair market value of the Company’s consolidated assets or to which ten percent (10%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of ten percent (10%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) ten percent (10%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own ten percent (10%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tangible Personal Property” has the meaning set forth in Section 3.10(b) of the Agreement.

“Tax(es)” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Termination Fee” means US $6,000,000.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information, in each case, that provides advantages over competitors who do not know or use it, derives independent economic value from not being generally known and not being easily ascertainable by proper means by others, and are subject to commercially efforts to maintain their secrecy.

“Transaction Documents” means this Agreement and any other agreement or document to be delivered by the Parties on the Closing Date.

“Transactions” means any transactions contemplated by this Agreement or any Transaction Document.

“U.S.” or “United States” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Uncertificated Shares” has the meaning set forth in Section 2.1(f) of the Agreement.

“Voting Agreement” means an agreement in the form of Exhibit 2 to this Agreement.

EXHIBIT 1

THE COMPANIES LAW (2012 REVISION) OF THE CAYMAN ISLANDS

PLAN OF MERGER

THIS PLAN OF MERGER is made on                 , 201

BETWEEN

(1)

DIODES CAYMAN ISLANDS COMPANY LIMITED, an exempted company incorporated WITH NUMBER 274088 under the laws of the Cayman Islands on 19 December, 2012, with its registered office situate at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman 1541-9005, Cayman Islands (“Merger Sub”); and

(2)

BCD SEMICONDUCTOR MANUFACTURING LIMITED, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“BCD” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)

Merger Sub and BCD have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated December 26, 2012, made among Diodes Incorporated, Merger Sub and BCD, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2012 Revision) of the Cayman Islands (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

WITNESSETH

1. CONSTITUENT COMPANIES

1.1 The Constituent Companies to the Merger are Diodes Cayman Islands Company Limited and BCD Semiconductor Manufacturing Limited.

2. NAME OF THE SURVIVING COMPANY

2.1 The Surviving Company shall be BCD Semiconductor Manufacturing Limited.

3. REGISTERED OFFICE

3.1 The Surviving Company shall have its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Exhibits 1 and 2-1

4. AUTHORIZED AND ISSUED SHARE CAPITAL

4.1 Immediately prior to the Merger the authorized share capital of Merger Sub was US$20,000 divided into 20,000,000 shares of US$0.001 par value per share all of which have been issued.

4.2 Immediately prior to the Merger the authorized share capital of BCD was US$1,050,000 divided into 1,000,000,000 ordinary shares of US$0.001 par value per share and 50,000,000 Preference Shares of US$0.001 par value per share, of which 106,854,744 ordinary shares had been issued and fully paid and no Preference Shares had been issued.

4.3 The authorized share capital of the Surviving Company shall be US$20,000 divided into 20,000,000 shares of US$0.001 par value per share.

4.4 Each share of Merger Sub issued and outstanding on the Effective Date shall be converted into and continue as a share of the Surviving Company in accordance with the provisions of the Agreement, a copy of which is annexed at Annexure 1 hereto.

4.5 Each ordinary share, par value US$0.001 per share, of BCD issued and outstanding on the Effective Date, other than any ordinary shares which are owned by shareholders of BCD who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Law (“Dissenting Shares”) and any ordinary shares beneficially owned by Diodes Incorporated prior to the Effective Date, shall be cancelled in exchange for the right to receive US$1.33-1/3 in cash per ordinary share in accordance with the provisions of the Agreement.

4.6 Each Dissenting Share issued and outstanding on the Effective Date, shall cease to be outstanding, shall be cancelled in accordance with Section 238(15) of the Companies Law and shall cease to exist, in consideration for the right to receive the fair value of such Dissenting Share as determined in accordance with the procedure in Section 238 of the Companies Law.

4.7 Each ordinary share of BCD issued and outstanding on the Effective Date beneficially owned by Diodes Incorporated shall cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor.

4.8 On the Effective Date (as defined below) the shares of the Surviving Company shall:

4.8.1.	be entitled to one vote per share;

4.8.2.	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

4.8.3.

in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

4.8.4.	generally be entitled to enjoy all of the rights attaching to shares;

in each case as set out in the Memorandum and Articles of Association of the Surviving Company.

Exhibits 1 and 2-2

5. EFFECTIVE DATE

5.1 The Merger shall take effect on the date this Plan of Merger is registered by the Registrar of Companies (the “Effective Date”).

6. PROPERTY

6.1 On the Effective Date Merger Sub shall be merged with and into the Surviving Company and the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

7. MEMORANDUM AND ARTICLES OF ASSOCIATION

7.1 The Memorandum of Association and Articles of Association of the Surviving Company shall be the Memorandum of Association and Articles of Association of BCD on the Effective Date.

8. DIRECTORS BENEFITS

8.1 There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

9. DIRECTORS OF THE SURVIVING COMPANY

9.1 The names and addresses of the directors of the Surviving Company are as follows:

NAME ADDRESS

Exhibits 1 and 2-3

10.SECURED CREDITORS

10.1 Merger Sub has no secured creditors; and

10.2 BCD has no secured creditors.

11. RIGHT OF TERMINATION

11.1 Merger Sub and BCD may terminate this Plan of Merger immediately prior to the Effective Date in the event the Agreement has been validly terminated pursuant to the terms and conditions of the Agreement.

12. AUTHORIZATION

12.1 This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merger Sub pursuant to section 233(3) of the Companies Law.

12.2 This Plan of Merger has been authorized in writing by the sole shareholder of Merger Sub pursuant to section 233(6) of the Companies Law.

12.3 This Plan of Merger has been authorized by the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Law by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

13. GOVERNING LAW

13.1 This Plan of Merger is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Exhibits 1 and 2-4

Each of the undersigned, being the duly authorized signatories of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the name below.

DIODES CAYMAN ISLANDS COMPANY LIMITED

By:
Name:	Richard Dallas White
Title:	Director

BCD SEMICONDUCTOR MANUFACTURING LIMITED

By:
Name:	Chieh Chang
Title:	CEO

Exhibits 1 and 2-5

Annexure 1: Agreement and Plan of Merger

Exhibits 1 and 2-6

EXHIBIT 2

Voting Agreement

This Voting Agreement (this “Agreement”), dated as of December __, 2012, between the undersigned Shareholder (“Shareholder”) of BCD SEMICONDUCTOR MANUFACTURING LIMITED, an exempted company incorporated in the Cayman Islands (the “Company”), and DIODES INCORPORATED, a Delaware corporation (“Diodes”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Diodes and Diodes Cayman Islands, an exempted company incorporated in the Cayman Islands, and wholly owned subsidiary of Diodes (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Diodes has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce Diodes to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the ordinary shares, par value $0.001 per share, of the Company (“Company Ordinary Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Ordinary Stock pursuant to Section 6 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of Shareholder.

Shareholder represents and warrants to Diodes that:

(a) (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) of all of the Original Shares free and clear of all Liens, and (ii) except as set forth in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

Exhibits 1 and 2-7

(b) Shareholder does not beneficially own any shares of Company Ordinary Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Ordinary Stock or any security exercisable for or convertible into shares of Company Ordinary Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Shareholder has full corporate power and authority or legal capacity, if Shareholder is a natural Person, to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder (including the proxy described in Section 3(b) below). This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d) None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement, unless such spousal consent has been properly obtained.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Shareholder agrees during the Term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any annual or special meeting of Shareholders of the Company: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Takeover Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Diodes’, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Constituent Instruments) and Diodes has identified in writing prior to such vote that such action, proposal, transaction or agreement satisfies the conditions set forth in this Section 3(a)(ii)(3).

(b) Shareholder hereby appoints Diodes and any designee of Diodes, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as Diodes may request to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the Term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate at the end of the Term.

Exhibits 1 and 2-8

4. No Voting Trusts or Other Arrangement.

Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Diodes.

5. Transfer and Encumbrance.

Shareholder agrees that during the Term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Shareholder, if Shareholder is a natural Person, to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder, or, if Shareholder is an entity, to an Affiliate of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Diodes, to be bound by all of the terms of this Agreement.

6. Additional Shares.

Shareholder agrees that all shares of Company Ordinary Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, but excluding shares of Company Ordinary Stock underlying unexercised Options) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7. Waiver of Appraisal and Dissenters’ Rights.

Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

8. Term.

The term of this Agreement (the “Term”) shall begin on the date of this Agreement and shall end upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with Article IX of the Merger Agreement.

9. No Agreement as Director or Officer.

Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

Exhibits 1 and 2-9

10. Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

11. Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12:

If to Diodes:

Diodes Incorporated

4949 Hedgecoxe Road, Suite 200

Plano Texas 75024

Tel: 972-987-3900

Fax: 972-731-3510

Attention : Richard D. White

Copy to:

Sheppard Mullin Richter & Hampton, LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Tel: 213.620.1780

Fax: 213.620.1398

Attention: Peter M. Menard, Esq.

Exhibits 1 and 2-10

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state courts of the State of Delaware, or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such action or proceeding, in the federal district court located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

Exhibits 1 and 2-11

(d) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h) The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Diodes and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i) Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereof, except that Diodes may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

(Signature of Shareholder)

(Printed Name of Shareholder)

Number of shares of the Company Ordinary Stock Beneficially Owned as of the Date of this Agreement:

Number of Options Beneficially Owned as of the Date of this Agreement:

Street Address:
City/State/Zip Code:
Fax:

Exhibits 1 and 2-12

DIODES INCORPORATED

By:
Richard Dallas White
Chief Financial Officer

Exhibits 1 and 2-13

CONSENT OF SPOUSE]

I, [                            ], spouse of [                        ], acknowledge that I have read the Voting Agreement, dated as of December __, 2012, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated: December , 2012
[Name of Holder’s Spouse, if any]

Exhibits 1 and 2-14